As filed with the Securities and Exchange Commission on February 12, 1998
                                               Registration No. 333-29859

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                        ---------------------
                          Amendment No. 4 to
                              FORM SB-2
                        REGISTRATION STATEMENT
                                Under
                The Securities Act of 1933, as Amended
                        ----------------------
                   WALLSTREET RACING STABLES, INC.
          (Exact name of registrant as specified in charter)

         Colorado                           7948                 84-1313024
(State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization)    Classification Code)    Identification No.)

                    5525 Erindale Drive, Suite 201
                   Colorado Springs, Colorado 80918
                            (719) 260-8509
            (Address and telephone number of registrant's
          principal executive offices and place of business)

                   Raymond E. McElhaney, President
                    5525 Erindale Drive, Suite 201
                   Colorado Springs, Colorado 80918
                            (719) 260-8509
      (Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
                        David J. Babiarz, Esq.
                          Brad Ramming, Esq.
                    Overton, Babiarz & Sykes, P.C.
                7720 East Belleview Avenue, Suite 200
                      Englewood, Colorado  80111
                            (303) 779-5900
   Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

                   CALCULATION OF REGISTRATION FEE

  Title of each           Amount      Proposed       Proposed       Amount of
 class of securities      to be       maximum        aggregate      registration
  to be registered       registered   offering price offering price    fee

Common Shares, par value
 $.001, issuable for cash.. 500,000   $1.00          $500,000        $151.52



            AMENDMENT FILED IN ACCORDANCE WITH RULE 473(a)
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to dely its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, check here:

                       EXPLANATORY NOTE

     Wallstreet Racing Stables, Inc. hereby requests that the Commission deregister 54,500 shares of Common Stock issuable upon exercise of outstanding Warrants and originally included in the Registration Statement. The balance of this Amendment No. 4 relates to the 500,000 shares of Common Stock issuable for cash.



Prospectus
                  WALLSTREET RACING STABLES, INC.
                  500,000 Shares of Common Stock,
                     Par Value $.001 per share

                  Offering Price: $1.00 per share

     Wallstreet Racing Stables, Inc. (the "Company") offers hereby
500,000 shares of its Common Stock, par value $.001 per share (the
"Common Shares") on a "best efforts" basis at an offering price of $1.00 per share. The offering will be conducted by the Company through its officers and directors commencing with the date of this Prospectus and continuing for a period of ninety (90) days thereafter, unless such period is extended in the sole discretion of the Company for an additional period of time not to exceed thirty (30) days in the aggregate. The offering will be conducted by the Company through its President, Mr. Raymond E. McElhaney, its Vice President of Corporate Development, Ronald R. McGinnis, and its Directors Clifford Thygesen and Wayne Bamford. The Common Shares may also be offered through broker/dealers ("Participating Broker/Dealers") who are members of the National Association of Securities Dealers, Inc. ("NASD"). A commission will not be paid to the Company or its officers and directors for sales effectuated by them. There is no minimum number of Common Shares or sales proceeds which must be received to complete the offering. As a result, all proceeds will be immediately deposited into the Company's bank account and available for all valid corporate purposes. The Company may receive no or nominal proceeds from this offering, and in that event, such level of proceeds would significantly restrict the Company's operations and would have a substantial adverse effect on the Company and investors.

THIS OFFERING AND THE COMMON SHARES OFFERED HEREBY INVOLVE A HIGH
DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION.  (SEE "RISK
FACTORS" AND "DILUTION")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Price          Underwriting        Proceeds
                    to the         Discounts and       to the
                    Public         Commissions(1)      Company(2)

Per Common Share....$      1.00    $     0.10          $       .90
Total...............$   500,000    $   50,000          $   450,000

1. Includes a maximum ten percent (10%) selling commission payable to Participating Broker/Dealers in connection with sales made through the efforts of such firms. In connection with any engagement of Participating Broker/Dealers, the Company may agree to indemnify Participating Broker/Dealers against certain liabilities, including liabilities under the Securities Act of 1933. No commission or other renumeration will be paid to officers or directors of the Company, although such persons may be reimbursed for out-of-pocket expenses incurred in connection with the offering. (See "PLAN OF DISTRIBUTION").

2. Before deducting expenses of the offering payable by the Company and estimated to be $20,000. (See "USE OF PROCEEDS").

        The date of this Prospectus is February 12, 1998.



     The Common Shares currently trade in the over-the-counter market and are quoted on the NASD Bulletin Board under the symbol "WRSB".
On February 11, 1998, the most recent date for which information is available, the price of the Common Shares as quoted in the Bulletin Board, was $2.00 bid and $3.00 asked. Prior to this offering, there has been an extremely limited market for the Common Shares and there is no assurance that one will continue after completion of this offering. The offering price of the Common Shares has been arbitrarily determined by the Company based on recent sales prices of the Common Shares and bears no necessary relationship to the Company's assets, book value, results of operations or other generally accepted criteria.
(See "RISK FACTORS" and "DESCRIPTION OF SECURITIES").

     This offering is not contingent upon a minimum number of shares being sold and is being conducted on a first come, first served basis. If subscriptions exceed 500,000 Common Shares, all excess subscriptions will be promptly returned to subscribers, without
interest thereon or deduction therefrom.   Subscribers to the first
500,000 Common Shares will not be entitled to a return of their subscription following receipt by the Company.



                       ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, 450 5th Street N.W., Washington, D.C. 20549, its Registration Statement on Form SB-2 (herein, together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended, regarding the securities offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement. For further information regarding the Company and the securities offered, reference is made to the Registration Statement and the exhibits filed therewith.

                                 ii



The Offering

     Securities Offered..............        500,000 Common Shares, par value,
                                             $.001 per share.
                                             (See "DESCRIPTION OF SECURITIES").

     Offering Price..................        $1 per Share.

     Common Shares Outstanding
     Before the Offering(1)(2).......        697,000

     Common Shares Outstanding
     After the Offering(1)(2)(3).....      1,197,000


     Net Proceeds(4).................       $480,000
________________________
     (1) Does not include up to 1,000,000 Common Shares reserved for issuance under the Company's Non-Qualifying Stock Option Plan. (See"MANAGEMENT- Stock Option Plan").

     (2) Excludes 54,500 Common Shares underlying Warrants previously issued by the Company.

     (3) Assumes sale of all Common Shares offered hereby for cash, of which there is no assurance.

     (4) After taking into effect the estimate expenses of this offering $20,000.

Use of Proceeds

     The proceeds of this offering will be used primarily for repayment of debt, the purchase of additional thoroughbred racing stock, for expenses to be incurred in training and preparing the prospects for racing, other maintenance expenses, general and administrative expenses and working capital. (See "USE OF PROCEEDS").

Risk Factors

     This offering involves a high degree of risk. Risk factors involving the Company include lack of operating history, need for additional working capital, dependence on key personnel, limited racing prospects, risks inherent in the thoroughbred industry, possible uninsured losses and inexperience of management. Risk factors relating to the offering include lack of minimum offering proceeds, "penny stock" regulation, arbitrary offering price and limited trading market for the securities offered. (See "RISK FACTORS").

                                3


syndication of Company Thoroughbreds, if any, and additional borrowings or financing. In order to generate revenue pending maturation of the three three-year olds, the Company may claim or purchase privately one or more horses of racing age, if additional financing to obtain these prospects is available. However, there is no assurance such horses will be available or generate sufficient revenue to continue the Company's operation beyond the initial 12 months for which the proceeds have been budgeted. There is no assurance that the proceeds of this offering could, if invested as indicated in this Prospectus, result in growth or profitability for the Company. (See "USE OF PROCEEDS" and "BUSINESS").

     23.  Investors Bear Risk of Loss.   Substantially all of the
proceeds required to operate the Company for the next 12 months are being sought from investors in this offering. The total investment by present shareholders of the Company is $124,000 in cash and contribution of a 15% interest in Da Hoss and another thoroughbred which was subsequently sold. Accordingly, investors in this offering will bear the risk of the Company's operations for the foreseeable future, with no assurance that management will be successful in applying the proceeds to increase growth and profitability of the Company. (See- "DILUTION").

     24.  Limitation on Share Ownership.    Existing regulations
governing thoroughbred racing in various states may limit the ability of individuals and entities to acquire and retain Common Shares of the Company. Such provisions are designed to regulate ownership and control of corporations engaged in thoroughbred racing. Such statutes provide that ownership of a substantial portion of Common Shares, generally greater than 5 or 10% of the outstanding equity in a corporation, must be approved by the racing commission in those jurisdictions and submit to background checks regarding financial history and criminal record. In order to comply with these regulations, the Company's Articles of Incorporation, as amended, contain a provision requiring shareholders to sell their stock back to the Company in the event such individuals or entities fail or refuse to become licensed where such license may be required. The repurchase price for shares of Common Shares subject to this provision is based on the prevailing market price of the Common Shares at the time of repurchase. The effect of such provisions may be to discourage acquisition of large blocks of the Company's Common Stock and depress the price of the Company's stock in any market which may develop. (See "DESCRIPTION OF SECURITIES - Possible Restrictions on Common Stock").




                        PLAN OF DISTRIBUTION

Plan of Distribution

     The Company is offering, through its officers and directors, on a  "best efforts" basis at an offering price of $1.00 per Common
Share a total of 500,000 Common Shares of the Company.  These shares are being offered by the Company for cash for a period of ninety days from the date of this Prospectus, unless extended for an additional period not to exceed thirty days in the aggregate.  The Common Shares will be offered on the Company's behalf primarily by Raymond E. McElhaney, and to a lesser extent, Ronald R. McGinnis, Clifford C. Thygeson and
Wayne Bamford.  Mr. McGinnis is the Vice President-Corporate Development
of the Company and Messrs. Thygeson and Bamford are directors of the Company. In connection with their efforts, these officers and directors will rely on the "safe harbor" provisions of Rule 3a4-1 of the Securities Exchange Act of 1934 (the "1934 Act"). Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 Act
for associated persons of an issuer.   A commission will not be paid to the
Company or its officers and directors for sales effectuated by them. No one, including the Company, has made any commitment to purchase any or all of the Common Shares. Rather, the officers and directors will use their best efforts to find purchasers for the Common Shares for a period of 90 days from the date of this Prospectus, subject to an extension in the sole discretion of the Company for an additional period not to exceed 30 days in the aggregate.

     There is no minimum number of Common Shares or sales proceeds which must be received to complete the Offering. As a result, all proceeds will be immediately deposited in the Company's bank account and available for all valid corporate purposes. Purchasers in this offering will not be entitled to a return of their purchase price following receipt by the Company.

     The Company anticipates making sale of Common Shares to persons whom it believes may be interested or who have contacted the Company with interest in purchasing the securities. The Company may sell Common Shares to such person if they reside in a state in which the Common Shares may be sold and in which the Company is permitted to sell the Common Shares. The Company is not obligated to sell Common Shares to any such person.

     Officers, directors, present shareholders of the Company and persons associated with them may be sold some of the Common Shares. However, officers, directors, and their affiliates shall not be permitted to purchase more than 20% of the Common Shares sold hereunder and such purchases will be held for investment and not for resale. In addition, no proceeds from this offering will be used to finance any purchases by such persons.

                                43



     Investors should be aware that while this offering is being conducted through its officers and directors, the Company retains the right to utilize the services of Broker/Dealers ("Participating Broker/Dealers") who are members of the National Association of Securities Dealers, Inc. ("NASD"). The Company reserves the right to pay commission in connection with sales effectuated through Participating Broker/Dealers in an amount not to exceed 10% of the sales price for sale effectuated by them. The Company will amend the Prospectus and the Registration Statement of which it is a part to identify any Participating Broker/Dealer who sells more than 5% of the securities offered hereby.

     In the view of the Commission, any Participating Broker/Dealer that sells securities in this offering would be deemed a "underwriter" as defined in Section 2(11) of the 1933 Act. Further, prior to the participation of any Participating Broker/Dealer, the Company must obtain a no objection opinion from the NASD regarding the contemplated underwriting compensation and arrangements.

Pricing the Offering

     The offering price of the Common Shares was determined by the Company based primarily upon recent sales prices of the Common Shares. In arriving at the offering price, the Company took into account such factors as the history and lack of operation of the Company, its assets and anticipated expenses of acquiring and maintaining the thoroughbreds and the current trading price of the Common Shares. However, the offering price of the Common Shares should not be utilized as an indication of value of the securities or an assurance that purchasers will be able to resell these securities for an amount equal to the offering price or any price in excess of that amount. The exercise price of the Warrants was arbitrarily determined by the Company. The offering price of the Common Shares and exercise price of the Warrants bears no necessary relationship to the Company's assets, book value, lack of earnings, net worth or any other traditional criterion of value.

     In as much as the Company is offering the Common Shares and an underwriter was not retained for such purposes, the Company's determination of the offering price and the exercise price of the Warrants has not been determined by negotiation with an underwriter, as is customary in most offerings. To the extent an underwriter has not been involved in determining the offering price, subscribers are subject to an increased risk that the price of the Company's securities has been arrived at arbitrarily.

                                44


realized proceeds from that offering of $58,500 representing the purchase of 58,500 similar Units of the Company by certain individuals and entities determined to be "qualified investors" as that term was defined in the Private Placement Memorandum, dated October 4, 1996. Qualified investors include those individuals or entites who (a) have (i) gross income of at least $50,000 per annum and a net worth in excess of $100,000, exclusive of home, furnishings and automobiles, or are purchasing in a fiduciary capacity for a person or entity having such an income and net worth; or (ii) have a net worth in excess of $500,000, exclusive of home, furnishings and automobiles, or are purchasing in a fiduciary capacity for a person or entity having such an income and net worth; or (iii) in the case of a IRA or a qualified retirement plan fiduciary, are purchasing in a fiduciary capacity for a person or entity who meets the suitabilities set forth in clause (i) or (ii) above; and (b) can bear the economic risk of an investment for an indefinite period of time, can afford a substantial loss of his for her investment and have sufficient knowledge and experience in financial matters that they are capable of evaluating the financial aspects of the investment.

     In connection with the non-public offerings of the Company's securities referenced in Nos. 9 and 10 above, the Company relied on Regulation D, Rule 504 of the 1933 Act for an exemption from the registration requirements for such securities. The Units sold in those offerings were issued pursuant to private placement memoranda. Each investor in these offerings was required to meet or exceed certain conditions contained within the Private Placement Memoranda which were included to ensure that the investor was qualified to purchase such securities. Each investor was able to fend for himself in the transaction. Furthermore, each investor was furnished with information concerning the proposed operation of the Company and each had the opportunity to verify the information supplied. The securities issued to said investors did not contain a legend restricting the transfer of said shares.

     In connection with the offerings not covered under Regulation D, Rule 504, the Company relied on exemptions from the registration requirements contained at Section 4(2) and/or 3(b) of the 1933 Act. Each of the purchasers was a sophisticated investor and the Company obtained a representation from such individuals or entites to that effect. The Company obtained a representation from each investor of his intent to acquire the shares of the Company for the purpose of investment only and not with a view toward resale or redistribution thereof. Finally, each certificate was embossed with a legend restricting transfer and the Company has issued stop transfer instructions with regard to those shares.

     The firm of Overton, Babiarz & Sykes, P.C. received 10,000 shares of Common Stock in consideration for legal services rendered to the Company.
For the purposes of this transaction, the shares were considered to have been issued for the sum of $.75 per share.

Item 27.  Exhibits

     The following is a complete list of exhibits filed ^ as part of this Registration Statement.

1         Not applicable.

2         Not applicable.

                                 II - 3



3.1       Articles of Incorporation of the Company as filed
          July 18, 1995 with the Secretary of State of the State of Colorado.

3.2 Articles of Amendment to the Articles of Incorporation of the Company as filed September 18, 1995 with the Secretary of State of Colorado

3.3       Bylaws of the Company.

3.4       Amendment to the Bylaws of the Company.

4.1       Non-Qualified Stock Option and Grant Plan dated August 1, 1995.

4.2       Form of Certificate for Common Shares, $.0001 par value per share.

4.3       Form of Warrant.

4.4       Form of Warrant Agreement between the Company and Corporate Stock
          Transfer.

5 Opinion of Overton, Babiarz & Sykes, P.C., 7720 E. Belleview Ave., Suite 200, Englewood, Colorado 80111, regarding the legality of the securities registered under this Registration Statement.

6         Not applicable.

7         Not applicable.

8         Not applicable.

9         Not Applicable.

10 Purchase and Sale Agreement between the Company and Wallstreet Racing Stables III dated January 1, 1996.

10.1      Employment Agreement with Raymond E. McElhaney dated June 1, 1997.

10.2      Employment Agreement with William M. Conrad dated June 1, 1997.

10.3      Form of Promissory Note between the Company and certain investors.

11        Not applicable.

12        Not applicable.

13        Not applicable.

                                II- 4

14        Not applicable.

15        Not applicable.

16        Not applicable.

21        Not applicable.

22        Not Applicable.

24.1 Consent of Overton, Babiarz & Sykes, P.C., counsel for the Registrant, to the use of their opinion with regard to the legality of the securities covered by the Registration Statement and to the references to such firm in the Prospectus filed as part of the Registration Statement is contained in such opinion as
          Exhibit 5 to this Registration Statement.

24.2* Consent of Kish, Leake & Associates, independent certified public accountants for the Registrant.

25        Not applicable.

26        Not applicable.

27       Financial Data Schedule for the unaudited period end September 30,
          1997.

28        Not applicable.

29        Not applicable.

________________________________

*    Filed herewith.

________________________________

Item 28.  Undertakings

     The Registrant hereby undertakes to:

          (1) File, during any period in which it offers sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;


                              II - 5



                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned thereunto duly authorized in Colorado Springs, Colorado on the 12th. day of February, 1998.


                              WALLSTREET RACING STABLES, INC.



                              By:  /s/ Raymond E. McElhaney
                                   Raymond E. McElhaney, President,
                                   Chief Executive Officer, Chief
                                   Financial Officer and Chairman of the
                                   Board of Directors


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signatures                  Title                                Date



/s/ Raymond E. McElhaney    President, Chief Executive Officer,  02/12/98
Raymond E. McElhaney        Chief Financial Officer and
                            Chairman of the Board of Directors


/s/ Bill M. Conrad          Vice President, Secretary, Treasurer 02/12/98
Bill M. Conrad              and Director


/s/ Ronald R. McGinnis      Vice President-Corporate Development 02/12/98
Ronald R. McGinnis          and Director


/s/ Clifford C. Thygesen    Director                             02/12/98
Clifford C. Thygesen


/s/ Wayne Bamford           Director                             02/12/98
Wayne Bamford